EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77B: Accountant's report on internal control.

EXHIBIT B:
  Attachment to item 77D: Policies with respect to security investments.
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EXHIBIT A:

To the Board of Directors of
Dimensional Investment Group Inc.:

In planning and performing our audit of the financial statements and financial highlights of Dimensional Investment Group Inc. (consisting of The U.S. 6-10 Value Portfolio II, The DFA 6-10 Institutional Portfolio, The DFA One-Year Fixed Income Portfolio II, RWB/DFA U.S. High Book to Market Portfolio, The DFA International Value Portfolio, The DFA International Value Portfolio II, The DFA International Value Portfolio III, The DFA International Value Portfolio IV, The Emerging Markets Portfolio II, The U.S. Large Cap Value Portfolio II, The U.S. Large Cap Value Portfolio III, The RWB/DFA Two-Year Government Portfolio, and The RWB/DFA Two-Year Corporate Fixed Income Portfolio) for the year ended November 30, 1998, we considered each portfolio's internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and financial highlights and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of Dimensional Investment Group Inc. is responsible for establishing and maintaining internal control.
In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements and financial highlights for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements and financial highlights being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls over safeguarding securities, that we consider to be material weaknesses as defined above as of November 30, 1998.

This report is intended solely for the information and use of management, the Board of Directors of Dimensional Investment
Group Inc. and the Securities and Exchange Commission.

PriceWaterhouseCoopers, LLP
Philadelphia, Pennsylvania
January 15, 1999


EXHIBIT B:

The Supplement to the Prospectus dated February 13, 1998, is incorporated herein by reference to the 497 filed
September 10, 1998; AND

The Supplement to the Prospectus dated March 3, 1998, is incorporated herein by reference to the 497 filed
September 10, 1998.